Exhibit 99.1







                        Herley Completes Acquisition of
                 Micro Systems, Inc. in an All-Cash Transaction


Lancaster, PA February 4, 2005 Herley Industries, Inc. (Nasdaq:HRLY) announced today that it has acquired Micro Systems, Inc., in Ft. Walton Beach, Florida. The acquisition, effective February 1, 2005, was an all cash transaction totaling approximately $20 million.

Micro Systems is a recognized market leader in engineering, design and manufacturing of command & control systems for operation and tracking of unmanned aerial, seaborne and ground targets and missiles. Company revenues for fiscal year ended December 31, 2004 were approximately $14 million.

John M. Kelley, President, stated, "We are very pleased to have Micro Systems join Herley. Their specialized expertise in Command & Control systems will add depth to Herley and allow us to expand into complementary markets. Micro Systems will remain at its Ft. Walton Beach, Florida location, and will operate as a subsidiary of Herley Industries, Inc. By combining the strengths of Micro Systems and Herley, we will be able to offer the best possible solutions to our world-wide customers."

Cort Proctor, President of Micro Systems, Inc., stated, "We are very pleased to have joined the Herley team of companies. The acquisition will add significant strength to Micro Systems, Inc. open additional business opportunities in Command & Control Systems, particularly in foreign markets."

Herley Industries, Inc. is a leader in the design, development and manufacture of microwave technology solutions for the defense, aerospace and medical industries worldwide. Based in Lancaster, PA, Herley has eight manufacturing locations and more than 900 employees. Additional information about the company can be found on the Internet at www.herley.com.



For information at Herley contact:                          Tel:  (717) 735-8117
Peg Guzzetti, Investor Relations                            www.herley.com

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Safe Harbor Statement - Except for the historical  information contained herein, this release may contain forward-looking statements. Such statements are inherently subject to risks and uncertainties. The Company's results could differ materially based on various factors, including, but not limited to cancellation or deferral of customer orders, difficulties in the timely
development  of  new  products,   difficulties   in   manufacturing,   increased
competitive pressures, and general economic conditions.
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